Exhibit 10.5

AMENDMENT OF DEFERRED COMPENSATION PLAN FOR DIRECTORS

WHEREAS, Burlington Northern Santa Fe Corporation (the “Company”) maintains the Burlington Northern Santa Fe Deferred Compensation Plan for Directors (the “Plan”); and

WHEREAS, pursuant to Section 5.02 of the Plan, the Board of Directors of the Company (“Board”) has authority to amend the Plan; and

WHEREAS, the Board deems it desirable to amend the Plan in light of the passage of the American Jobs Creation Act of 2004;

RESOLVED, that the Plan is amended effective as of January 1, 2005, as follows.

5. A new Section 3.04 is added to the Plan to read as follows:

“3.04 Notwithstanding any other provisions of this Plan, no amounts earned after December 31, 2004, may be deferred under the Plan, and no election to defer may be made after December 31, 2004.”

6. A new Section 4.05(c) is added to the Plan to read as follows:

“(c) Notwithstanding any other provisions of this Plan, no distribution election may be made after December 31, 2004. If no distribution election is made, distribution of the Participant’s memorandum account shall be made in accordance with subsection (a) above.”

The Plan shall otherwise remain in full force and effect. The Plan shall be restated as of the date of adoption of this amendment to incorporate this and all prior amendments.

FURTHER RESOLVED, that the officers of the Company are each hereby authorized and empowered on behalf and in the name of the Company to take all such further actions, to execute all such other agreements, instruments and documents, pay all such taxes, fees and expenses, and do such other acts and things as such officer or officers, in his, her or their discretion shall deem necessary or expedient for the accomplishment of the purposes of the foregoing resolutions, and any actions already taken for the purposes of accomplishing the foregoing resolutions are hereby ratified and approved.

Burlington Northern Santa Fe Corporation

Meeting of the Board of Directors

December 9, 2004